                             MEDIA ARTS GROUP, INC.
                                EXHIBIT 11.01

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (1)

                                    Three months          Six months
                                 Ended September 30     Ended September 30
                                ____________________   ___________________
                                  1997        1996       1997       1996
                                ________    ________   ________    ________
Net income (loss)               $  2,873    $(12,112)  $  4,204    $(13,467)
                                ========    ========   ========    ========

Weighted average common shares
 outstanding                      11,031       9,867     11,031       9,867
Common shares issuable on
 exercise of options and
 warrants (2)                        267           -        265           -
                                --------    --------   --------    --------
Weighted average common and
 common equivalent shares
 outstanding                      11,298       9,867     11,296       9,867
                                ========    ========   ========    ========
Net income (loss) per common
 share                          $   0.25    $  (1.23)  $   0.37    $  (1.36)
                                ========    ========   ========    ========


(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method.